Exhibit 15.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Hexindai Inc. on Form S-8 (No. 333-223951) of our report dated July 27, 2018, with respect to our audits of the consolidated financial statements of Hexindai Inc. as of March 31, 2018 and for the fiscal years ended March 31, 2018 and 2017, which report is included in this Annual Report on Form 20-F of Hexindai Inc. for the fiscal year ended March 31, 2019.

/s/ Marcum Bernstein & Pinchuk LLP

Marcum Bernstein & Pinchuk LLP

New York, New York

July 31, 2019

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